Exhibit 99.1

Liberty Global Schedules Investor Call for Third Quarter Results

Denver, Colorado - October 25, 2016:

Liberty Global plc (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK) today announced plans to release its third quarter 2016 results on Thursday, November 3, 2016. You are invited to participate in Liberty Global’s Investor Call, which will begin at 9:00 a.m. (Eastern Time) on Friday, November 4, 2016. At that time, management will discuss the Company’s results and business, including those of the Liberty Global Group and the LiLAC Group, and expects to comment on the Company’s outlook and provide other forward-looking information. Please call at least 15 minutes prior to the start of the teleconference.

Domestic	888.208.1361
International	+1 913.981.5550

In addition to the teleconference, a live, listen-only webcast will be available within the Investor Relations section of www.libertyglobal.com. It is anticipated that the webcast will be archived in the Investor Relations section of our website for at least 75 days.

About Liberty Global
Liberty Global is the world’s largest international TV and broadband company, with operations in more than 30 countries across Europe, Latin America and the Caribbean. We invest in the infrastructure that empowers our customers to make the most of the digital revolution. Our scale and commitment to innovation enables us to develop market-leading products delivered through next-generation networks that connect our 29 million customers who subscribe to over 59 million television, broadband internet and telephony services. We also serve 11 million mobile subscribers and offer WiFi service across seven million access points.

Liberty Global’s businesses are comprised of two stocks: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK) for our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which consists of our operations in Latin America and the Caribbean.

The Liberty Global Group operates in 12 European countries under the consumer brands Virgin Media, Ziggo, Unitymedia, Telenet and UPC. The LiLAC Group operates in over 20 countries in Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Mas Movil and BTC. In addition, the LiLAC Group operates a subsea fiber network throughout the region in over 30 markets.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Matt Beake	+44 20 8483 6428
Christian Fangmann	+49 221 8462 5151	Rebecca Pike	+44 20 8483 6216
John Rea	+1 303 220 4238